Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated March 28, 2024 with respect to our audits of the consolidated financial statements of ProPhase Labs, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 and of internal control over financial reporting as of December 31, 2023, which reports appear in the 2023 Annual Report to Shareholders of ProPhase Labs, Inc. and Subsidiaries.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

March 25, 2025